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HARBOR FUND TO MERGE FUNDS

Toledo, Ohio, July 25, 2002 - Harbor Fund today announced the planned merger of one of its mutual funds into an existing Harbor fund with similar investment strategies.

The Board of Trustees of Harbor Fund has authorized the merger of Harbor International Fund II (HAIIX) into Harbor International Fund (HAINX).
The merger is subject to approval by shareholders of Harbor International Fund II and is expected to be effective October 31, 2002. Proxy statements will be sent to shareholders in September, with a vote on the merger scheduled for October.

As of June 30, 2002, Harbor International Fund had total net assets of $3.96 billion and Harbor International Fund II had total net assets of $75 million. The two international funds have been managed in similar value-oriented styles and have many of the same portfolio holdings. Harbor International Fund II began operations in 1996 during a period when Harbor International Fund was closed to new investors. Harbor International Fund subsequently was reopened to new investors in May 2000.

James LaTorre, president of Summit International Investments, Inc., has managed Harbor International Fund II since its inception. He has worked closely during that period with Hakan Castegren, president of Northern Cross Investments Limited, who has managed Harbor International Fund since the Fund's inception in 1987. To facilitate the expected transition, Northern Cross will become subadviser of Harbor International Fund II effective August 1, 2002. Mr. LaTorre will work with Mr. Castegren on Harbor International Fund and Harbor International Fund II as a member of his investment team.

The fund merger is expected to result in economies of scale which will benefit shareholders. Following completion of the proposed merger, Harbor will have 13 actively managed no-load mutual funds, including 10 equity funds and 3 fixed income funds.

Harbor Fund is distributed through HCA Securities, Inc. For more complete information, including the specific risks, fees and expenses associated with any of the Harbor funds, please contact Harbor Fund at 1-800-422-1050 or www.harborfund.com for a free prospectus. Read it carefully before investing.

Contact:  Harbor Fund, John Hoff, 419-247-1203


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HARBOR FUND TO MERGE GROWTH FUNDS

Toledo, Ohio, August 2, 2002 - Harbor Fund today announced the planned merger of two of its equity funds with similar strategies.

The Board of Trustees of Harbor Fund has authorized the merger of Harbor Small Cap Growth Fund (HASGX) with Harbor Growth Fund (HAGWX). The merger is subject to approval by shareholders of Harbor Small Cap Growth Fund and is expected to be effective October 31, 2002. Proxy statements will be sent to shareholders of the Harbor Small Cap Growth Fund in September, with a vote on the merger scheduled for October.

Upon completion of the merger, Westfield Capital Management Company LLC, subadviser of Harbor Small Cap Growth Fund, will become subadviser for the surviving fund, which will be named the Harbor Small Cap Growth Fund. William Muggia, president and chief investment officer of Westfield Capital Management Company, has been the portfolio manager of the Harbor Small Cap Growth Fund since the Fund's inception on November 1, 2000.

As of June 30, 2002, Harbor Small Cap Growth Fund had total net assets of $73 million and Harbor Growth Fund had total net assets of $92 million. The two growth funds both invest in smaller capitalization companies with favorable prospects for long-term growth. Harbor Small Cap Growth Fund's holdings typically have been more broadly diversified than those of Harbor Growth Fund, which have been more concentrated in the technology sector.


As announced previously, the Board of Trustees of Harbor Fund also has authorized the merger of Harbor International Fund II (HAIIX) into Harbor International Fund (HAINX). That merger is subject to approval by shareholders of Harbor International Fund II and is expected to be effective October 31, 2002. Proxy statements will be sent to shareholders of the Harbor International Fund II in September, with a vote on the merger scheduled for October.

The proposed mergers will eliminate any significant overlap in investment style within the Harbor Fund family of funds. The simplified fund lineup is also expected to result in economies of scale. Following completion of the proposed mergers, Harbor will have 12 actively managed no-load mutual funds, including 9 equity funds and 3 fixed income funds.

Harbor Fund is distributed through HCA Securities, Inc. For more complete information, including the specific risks, fees and expenses associated with any of the Harbor funds, please contact Harbor Fund at 1-800-422-1050 or www.harborfund.com for a free prospectus. Read it carefully before investing.

Contact:  Harbor Fund, John Hoff, 419-247-1203